Exhibit 10.27

October 17, 2014

Harold Hughes

Re: Quantenna Communications, Inc. Board of Directors

Dear Harold:

Quantenna Communications, Inc. (the "Company") is delighted to offer you a position as a director on the Company's Board of Directors (the "Board"). What follows is information on some of the benefits available to you as a director of the Company (a "Director").

As compensation for your services to the Company, it has been recommended that the Board grant you an option to purchase 3,200,000 shares of the Company's Common Stock at a price per share equal to the fair market value per share of the Common Stock on the dale of grant, which has been determined by the Board to be $0.04 per share. The shares shall vest monthly over 48 months following October 16, 2014 in equal monthly amounts subject to your continuing service as a Director of the Company on each applicable vesting date. In the event of a Change in Control of the Company, as such term is defined in the 2006 Stock Plan, one hundred percent of the then unvested shares subject to the option shall vest and become exercisable immediately prior to the closing of such Change in Control transaction. This option grant shall be subject to the terms and conditions of the Company's 2006 Stock Plan and Stock Option Agreement, including vesting requirements.

The Company will also reimburse you for all reasonable expenses incurred by you in connection with your services to the Company. All reimbursements are in accordance with established Company policies.

As a Director, you will be entitled to indemnification and will be asked to enter into the Company's standard form directors and officers indemnification agreement.

Nothing in this offer or the Stock Option Agreement should be construed to interfere with or restrict in any way the rights of the Company and the Company's stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.

This letter sets forth the terms of your service as a Director with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both copies and returning one original letter to me. Your effective date as a Director will be the date that you are elected to the position of Director by the stockholders of the Company.

We look forward to you joining the Board. I believe you will make significant contributions to the Company as a director.

Sincerely,

/s/ Sam Heidari
Sam Heidari
Chief Executive Officer

Agreed:

Harold Hughes

Signature:	/s/ Harold Hughes
Date:	Nov. 1, 2014